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                                                                   EXHIBIT 10.26


                                   VANS, INC.
                              EMPLOYMENT AGREEMENT

      THIS EMPLOYMENT AGREEMENT ("Agreement" herein) is entered into as of July 19, 2000, by and between VANS, INC., a Delaware corporation (the "Company"), and ARTHUR I. CARVER ("Employee").

      1. Employment and Duties. The Company hereby employs Employee as its Senior Vice President of Global Operations on the terms and subject to the conditions contained in this Agreement. Employee shall be responsible for managing the Company's information technology department, planning and sourcing department, logistics and distribution department, customer service department and international sales for Asia and The Americas. Employee hereby accepts such employment and agrees to perform in good faith and to the best of Employee's ability all services which may be required of Employee hereunder and to be available to render services at all reasonable times in accordance with such directions, requests, rules and regulations made by the Company in connection with Employee's employment. Employee hereby acknowledges and understands the duties and services that are expected of him hereunder, and he hereby represents that he has the experience and knowledge to perform such duties and services. Employee shall, during the term hereof, devote Employee's full working time and energy to performing his duties. Employee shall report directly and exclusively to the President and Chief Executive Officer. Employee shall be based at the Company's corporate offices in southern California. Employee shall not be transferred or reassigned to any location outside of southern California without Employee's prior written consent. Employee understands, however, that Employee may be required to travel within and out of the State of California to discharge his duties hereunder.

      2. Term of Employment. The term of this Agreement shall commence as of the date hereof and shall terminate on July 18, 2003, unless sooner terminated as provided herein or unless extended as provided herein. This Agreement does not give Employee any enforceable right to employment beyond this term, and Employee agrees that he shall have no rights hereunder thereafter. AS PROVIDED FURTHER IN PARAGRAPH 11.1 BELOW, THIS AGREEMENT CONSTITUTES AN EMPLOYMENT AT-WILL THAT MAY BE TERMINATED AT ANY TIME BY COMPANY OR EMPLOYEE, WITH OR WITHOUT CAUSE, NOTWITHSTANDING THE THREE - YEAR TERM OF THIS AGREEMENT. IF EMPLOYEE IS TERMINATED WITHOUT CAUSE DURING THE TERM HEREOF, OR AFTER A "CHANGE IN MANAGEMENT OR CONTROL," AS DEFINED IN PARAGRAPH 11.5 BELOW, OR TERMINATES THIS AGREEMENT FOR "GOOD REASON," AS DEFINED IN PARAGRAPH 11.3 BELOW, EMPLOYEE'S SOLE REMEDY SHALL BE THE COMPENSATION SET FORTH IN PARAGRAPH 11.4 BELOW.



Initial /s/ CEG                                               Initial /s/ AIC
        --------------                                               -----------
        Representative                                                 Employee




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      3. Salary Compensation. As salary compensation for Employee's services hereunder and all the rights granted hereunder by Employee to the Company, the Company shall pay Employee a gross salary of no less than $265,000.00 per annum. Employee's salary shall be payable in bi-weekly increments in accordance with the Company's payroll practices for salaried employees. Employee's performance and salary will be reviewed at least annually by the Compensation Committee of the Company's Board of Directors to determine if an increase is appropriate. The Company shall deduct and withhold from the compensation payable to Employee hereunder any and all amounts required to be deducted or withheld by the Company under the provisions of any statute, regulation, ordinance, or order and any and all amendments hereinafter enacted requiring the withholding or deducting from compensation payable to employees.

      4. Expense Reimbursement. Employee shall be reimbursed by the Company for all traveling, hotel, entertainment and other expenses that are properly and necessarily incurred by Employee, pursuant to the Company's policies on the same.

      5. Death or Disability of Employee.

            5.1 General. In the event of Employee's death or "disability" (as such term is defined in Paragraph 5.2 hereof) while in the employ of the Company, this Agreement, and the compensation due to Employee pursuant to Paragraph 3 hereof, shall terminate upon the date of death or disability and the Company shall thereafter be required to make payments only to Employee, as provided in Paragraph 11.2 hereof. If Employee shall recover from such disability prior to the expiration date of the Agreement, this Agreement and Employee's employment hereunder shall be reinstated for the balance of the term of this Agreement.

            5.2 Definition of Disability. Employee shall be deemed disabled if, in the sole opinion of the Company, Employee is unable to substantially perform the services required of Employee hereunder for a period in excess of 60 consecutive work days or 60 work days during any 90 work day period. In such event, Employee shall be deemed disabled as of such 60th workday.

      6. Restrictive Covenant. During the term of this Agreement, Employee shall
(i) devote his full time and energy solely and exclusively to the performance of his duties described herein; (ii) not directly or indirectly provide services to or through any company or firm except the Company unless otherwise instructed by the Company; (iii) not directly or indirectly own, manage, operate, join, control, contribute to, or participate in the ownership, management, operation or control of or be employed by any enterprise which is engaged in any business competitive with or similar to that of the Company; and (iv) not render any services of any kind or character for Employee's own account or for any other person, firm or corporation without first obtaining the



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Company's consent in writing; provided, however, Employee shall have the right to perform such incidental services as are necessary in connection with Employee's (a) private passive investments where he is not obligated or required to, and shall not in fact, devote any managerial efforts, as long as such investments are not in companies which are in competition in any way with the Company; or (b) charitable or community activities, or in trade or professional organizations, provided that such incidental services do not interfere with the performance of Employee's services hereunder.

            6.1. The foregoing restrictions shall not apply in the case of a passive investment by the Employee in a company in which the Employee owns less than 2% of the stock of such company.

      7. Non-Solicitation. Employee shall not, during the full term of this Agreement and for a period of one (1) year thereafter, for himself or on behalf of any other person, partnership, corporation or entity, directly or indirectly, or by action in concert with others, solicit, induce, suggest or encourage any person known to him to be an employee of the Company or any affiliate of the Company to terminate his or her employment or other contractual relationship with the Company or any of its affiliates.

      8. Trade Secrets and Related Matters

            8.1 Definitions. For purpose of this Section 8:

                  (a) "Records" means files, accounts, records, log books, documents, drawings, sketches, designs, diagrams, models, plans, blueprints, specifications, manuals, books, forms, notes, reports, memoranda, studies, surveys, software, flow charts, data, computer programs, listing of source code, calculations, recordings, catalogues, compilations of information, correspondence, confidential data of customers and all copies, abstracts or summaries of the foregoing in any storage medium, as well as instruments, tools, storage devices, disks, equipment and all other physical items related to the business of the Company (other than merely personal items of a general professional nature), whether of a public nature or not, and whether prepared by Employee or not.

                  (b) "Trade Secrets" means confidential business or technical information or trade secrets of the Company which Employee acquires while employed by the Company, whether or not conceived of, developed or prepared by Employee or at his direction and includes:

                        (i) Any information or compilation of information concerning the Company's financial position, financing, purchasing, accounting, marketing, merchandising, sales, salaries, pricing, investments, costs, profits, plans for future development, employees, prospective employees, research, development, formulae, patterns, inventions, plans, specifications, devices, products, procedures, processes, operations, techniques, software, computer programs or data;




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                        (ii) Any information or compilation of information
concerning the identity, plans, requirements, preferences, practices and methods of doing business on specific customers, suppliers, prospective customers and prospective suppliers of the Company;

                        (iii) Any other information or "know how" which is related to any product, process, service, business or research of the Company; and

                        (iv) Any information which the Company acquires from another party and treats as its proprietary information or designates as "Confidential," whether or not owned or developed by the Company.

      Notwithstanding the foregoing, "Trade Secrets" do not include any of the following:

                        (i) Information which is publicly known or which is generally employed by the trade, whether on or after the date that Employee first acquires the information;

                        (ii) General information or knowledge which Employee would have learned in the course of similar work elsewhere in the trade; or

                        (iii) Information which Employee can prove was known by Employee before the commencement of Employee's engagement by the Company;

            8.2 Acknowledgments. Employee acknowledges that:

                  (a) Employee's relationship with the Company will be a confidential relationship in which Employee will have access to and may create Trade Secrets.

                  (b) The Company uses the Trade Secrets in its business to obtain a competitive advantage over its competitors who do not know or use that information.

                  (c) The protection of the Trade Secrets against unauthorized disclosure or use is of critical importance in maintaining the competitive position of the Company.

            8.3 Protection of Trade Secrets. Employee shall not at any time, without the prior written consent of the Company, which may be withheld by it in its sole and absolute discretion, disclose any Trade Secret in any way except to employees of the Company, and shall not use any Trade Secret in any way except in connection with his or her duties to the Company.



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            8.4 Records.

                  (a) Ownership. All Records are and shall remain the exclusive property of the Company.

                  (b) Return of Records. At the termination of this Agreement, Employee shall promptly return to the Company all records in Employee's possession or over which Employee has control.

            8.5 Prohibited Use of Trade Secrets. During the term of this Agreement and for 12 months following termination of this Agreement, Employee shall not undertake any employment or consulting relationship (the "New Activity") if the loyal and complete fulfillment of his or her duties in the New Activity would inherently call upon Employee to reveal any Trade Secret.

      9. Ownership of Material and Ideas. Employee agrees that all material, ideas, and inventions pertaining to the business of the Company or of any client of the Company, including but not limited to, all patents and copyrights thereon and renewals and extensions thereof, trademarks and trade names, and the names, addresses and telephone numbers of customers, distributors and sales representatives of the Company, belong solely to the Company. Employee hereby assigns any rights he may have to any such property to the Company, and agrees to execute and deliver any documents which evidence such assignment.

      10. Employee Plans, etc. Employee shall be entitled to participate, to the same extent as other senior officers of the Company, in any bonus compensation plan, stock purchase or stock option plan, group life insurance plan, group medical insurance plan and other compensation or employee benefit plans (collectively, "Plans") which are generally available to a majority of the other officers of the Company during the term hereof and for which Employee shall qualify. Employee further understands, however, that the Board of Directors, or such committee or person or persons designated by the Board of Directors, shall determine in its sole discretion (i) whether any Plans are made available to a majority of the officers of the Company; (ii) whether one or more Plans are adopted solely for the Chief Executive Officer and/or one or more (but not a majority) of the officers of the Company; (iii) whether one or more Plans are made available to a majority of the officers; and (iv) the amounts payable or the benefits provided thereunder to each participant in whole or in part. Employee agrees and acknowledges that he has no vested interest in the continuance of any Plan, and that no Plan in existence on the date of the Agreement has acted as a material inducement to Employee in entering into this Agreement. Notwithstanding anything to the contrary contained herein, (i) the Company shall obtain and maintain life insurance for Employee in an amount equal to no less than two (2) times his base salary, and (ii) the Company shall use its best efforts to cause the Compensation Committee of the Board of Directors to grant Employee a stock option for 35,000 shares under the Company's 1991 Long-Term Incentive Plan (the "First Option"), and a stock option for 40,000 shares under a new option plan being considered by the Board of Directors (the "Second Option"). The First Option shall be issued as an "Incentive Stock Option" as


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that term is used in Section 422 of the Internal Revenue Code. To the extent that the new option plan being considered by the Board of Directors provides for the issuance of Incentive Stock Options, then the Second Option shall be issued as an Incentive Stock Option. The First Option will have a three-year vesting schedule as follows: 1/3 of the stock shall vest on each of July 18, 2001, July 18, 2002, and July 18, 2003.The Second Option will have a five-year vesting schedule as follows: 1/5 of the stock shall vest on each of July 18, 2001, July 18, 2002, July 18, 2003, July 18, 2004, and July 18, 2005. The First Option and Second Option are exclusive of and in addition to any option to which Employee may be entitled to under the Company's Vanstastic Employee Stock Option Plan Employee also shall be entitled to participate in the Company's Fiscal 2001 Bonus Plan, and all subsequent Bonus Plans applicable to the Company's senior officers in effect throughout the term of this Agreement with an opportunity to receive a bonus equal to 50% of his salary, subject to terms and conditions of the Plan. For the fiscal year 2001, Employee shall be guaranteed a bonus of at least 25% of his base salary, prorated to reflect the fact that Employee's employment with the Company has commenced after the beginning of fiscal year 2001. Such bonus shall be paid in a lump sum after the end of fiscal year 2001 at the same time bonuses are paid to all other officers of the Company.

      11. Termination.

            11.1 "At Will" Employment. This Agreement, and Employee's employment, is at will, and the Company may, with or without notice, terminate this Agreement and all of the Company's obligations hereunder with or without "Cause." Provided, however, that if the Company terminates Employee's employment without Cause, the Company shall be obligated to pay the Employee the severance benefits set forth in Paragraph 11.4. Employee may also terminate this Agreement at any time, for any reason, upon the giving of thirty (30) days' written notice to the Company; provided, however, the Company may waive all or any portion of such notice period in its sole and absolute discretion. The term "Cause," as used in this Agreement, shall mean: (i) Employee's conviction of a felony (which through the lapse of time or otherwise is not subject to appeal); (ii) Employee's willful refusal or neglect, without "Good Reason," to perform his duties under Section 1 of this Agreement; (iii) Employee's breach of his fiduciary obligations as an executive officer of the Company; (iv) Employee's intentional and material failure to adhere to the code of conduct and rules set forth in the Company's Employee handbook, as amended from time to time; (v) the death or disability of the Employee; and (vi) the voluntary termination by Employee of his employment without "Good Reason" as defined in paragraph 11.3.

            11.2 Termination for Cause. Upon termination for Cause, the Company shall only be required to pay Employee: (i) accrued salary compensation due to Employee as compensation for services rendered hereunder and not previously paid; (ii) accrued vacation pay; and (iii) any appropriate business expenses incurred by Employee in connection with his duties hereunder and approved pursuant to Section 4 hereof, all through the date of termination. Employee shall not be entitled to any severance compensation; bonus compensation, whether "vested" or unvested; or any other compensation, benefits or reimbursement of any kind.


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            11.3 Termination for "Good Reason." Employee may terminate this
Agreement for "Good Reason" (as hereinafter defined) upon thirty (30) days written notice to the Company. The term "Good Reason" means: (i) Employee is not appointed or is removed from the position of Senior Vice President of Global Operations without Cause during the term of this Agreement; (ii) the Company proposes, or without Employee's consent makes, a material change in the duties or reporting responsibility described in Section 1; (iii) the Company breaches any of its obligations hereunder; or (iv) the Company fails to cause the Compensation Committee of the Board of Directors to grant the Employee the First Option within ninety (90) days of the date of this Agreement and the Second Option within one hundred and eighty (180) days of the date of this Agreement. The term "Good Reason" does not include a situation where certain of the duties described in Section 1 are removed from Employee's responsibility and replaced with other duties which constitute greater responsibility and/or authority. Unless Employee terminates this Agreement within thirty (30) days of learning from any source that the Company has acted so as to provide "Good Reason" for Employee to terminate this Agreement and gives thirty (30) days written notice of such termination, Employee's right to receive severance compensation pursuant to paragraph 11.4 for such event shall be forever lost.

            11.4 Severance Compensation; Reimbursement for Costs of Relocation. In the event (i) Employee terminates this Agreement for Good Reason in accordance with Paragraph 11.3 hereof; or (ii) Employee is terminated for any reason (except death or disability) upon, or within six months following, a "Change in Management or Control (as such term is defined in Paragraph 11.5 hereof);" (iii) Employee is terminated without Cause, the Company shall be obligated to pay severance compensation to Employee in an amount equal to his salary compensation (at the rate payable at the time of such termination) for a period of the lesser of (i) the remaining portion of the term of this Agreement, or (ii) six (6) months from the date of termination (the "Severance Payment"; provided however, if the Compensation Committee of the Board of Directors has not issued the Second Option within one hundred and eighty (180) days of the date of this Agreement, the Severance Payment shall be increased to an amount equal to Employee's salary compensation for nine (9) months, whether Employee terminates this Agreement for Good Reason or not. Notwithstanding anything else in this Agreement to the contrary, solely in the event of a termination upon or following a Change in Management or Control, the amount of severance compensation paid to Employee hereunder shall not include any amount that the Company is prohibited from deducting for federal income tax purposes by virtue of Section 280G of the Internal Revenue Code of 1986, as amended, or any successor provision.

      In addition to the foregoing severance compensation, the Company shall pay
Employee: (i) all compensation for services rendered hereunder and not previously paid; (ii) accrued vacation pay; (iii) any appropriate business expenses incurred by Employee in connection with his duties hereunder and approved pursuant to Section 4 hereof; and (iv) if prior to July 18, 2003, an amount sufficient to reimburse Employee for the reasonable out-of-pocket costs of relocating his residence from southern California


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to the northeast United States; provided that, such amount shall not include any costs associated with the purchase or sale of a new or existing home.

            11.5 Definition of "Change in Management or Control." The term "Change in Management or Control" means (i) the time that the Company first determines that any person and all other persons who constitute a group (within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934 ("Exchange Act")) have acquired direct or indirect beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act) of twenty percent (20%) or more of the Company's outstanding securities unless a majority of the "Continuing Directors" (as such term is hereinafter defined) approves the acquisition not later than ten (10) business days after the Company makes that determination, or (ii) the first day on which a majority of the members of the Company's Board of Directors are not "Continuing Directors." The term "Continuing Directors" means, as of any date of determination, any member of the Board of Directors of the Company who (i) was a member of that Board of Directors on the date of this Agreement, (iii) has been a member of that Board of Directors for the two years immediately preceding such date of determination, or (iv) was nominated for election or elected to the Board of Directors with the affirmative vote of the greater of (x) a majority of the Continuing Directors who were members of the Board at the time of such nomination or election, or (y) at least four Continuing Directors.

            11.8 Exclusive Remedy. The payments referred to in this Section 11 shall be exclusive and shall be the only remedy available to Employee for termination of his employment with the Company. If Employee gives notice of termination of this Agreement, or if it becomes known that this Agreement will otherwise terminate in accordance with its provisions, the Company may, in its sole discretion, relieve Employee of his duties under this Agreement or assign Employee other duties and responsibilities to be performed until the termination becomes effective.

      12. Services Unique. It is agreed that the services to be rendered by Employee hereunder are of a special, unique, unusual, extraordinary and intellectual character which gives them a peculiar value, the loss of which cannot be reasonably or adequately compensated in damages in an action at law and that a breach by Employee of any of the provisions contained herein will cause the Company irreparable injury and damage. Employee expressly agrees that the Company shall be entitled to injunctive or other equitable relief to prevent a breach hereof. Resort to any such equitable relief shall not be construed as a waiver of any of the rights or remedies which the Company may have against Employee for damages or otherwise.

      13. Key Man Life Insurance. During the term of this Agreement, the Company may at any time effect insurance on Employee's life and/or health in such amounts and in such form as the Company may in its sole discretion decide. Employee shall not have any interest in such insurance, but shall, if the Company requests, submit to such medical examinations, supply such information and execute such documents as may be required in connection with, or so as to enable the Company to effect, such insurance.


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      14. Vacation. Employee shall have the right during each one year period of the term of this Agreement to take an aggregate of four weeks of vacation, with pay, at such times as are mutually convenient to Employee and to the Company.

      15. Other Benefits.

            15.1 Expense Reimbursement for Relocation of Residence. The Company shall, upon receipt of appropriate documentation from Employee, reimburse Employee for all actual and reasonable expenses incurred by Employee in relocating his residences from Rhode Island and upstate New York to Southern California, including all reasonable packing and moving expenses. The Company shall have no obligation to purchase a new residence in Southern California for Employee or contribute to, or reimburse him for, the purchase price thereof or closing costs associated therewith. However, the Company shall pay the reasonable cost of temporary residence and transportation for Employee and his family in an agreed to area of Southern California for a period of four (4) months.

            15.2 Car Allowance. The Company shall provide Employee with a car allowance of $1,000 per month.

            15.3 Round-Trip Airfare. The Company shall pay the round-trip coach airfare of Employee's spouse and/or son for up to an aggregate of four (4) trips each year to or from the East Coast.

      16. Notices. Any and all notices, demands or other communications required or desired to be given hereunder by any party shall be in writing and shall be validly given or made to another party if given by personal delivery, telex, facsimile, telegram or if deposited in the United States mail, certified or registered, postage prepaid, return receipt requested. If such notice, demand or other communication is given by personal delivery, telex, facsimile or telegram, service shall be conclusively deemed made at the time of such personal service. If such notice, demand or other communication is given by mail, such notice shall be conclusively deemed given forty-eight (48) hours after the deposit thereof in the United States mail addressed to the party to whom such notice, demand or other communication is to be given as hereinafter set forth:

         To the Company:     VANS, INC.
                             15700 Shoemaker Avenue
                             Santa Fe Springs, California 90670
                              Attn: General Counsel
                             562/565-8413 - facsimile

         To Employee:        ARTHUR I. CARVER
                             (at the address set forth below his signature)


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         With a copy to:     Randal S. White, Esquire
                             Fox, Rothschild, O'Brien & Frankel, LLP
                             P.O. Box 1589
                             102 North Main St.
                             Doylestown, PA 18901
                             215/345/7507 - facsimile

Any party hereto may change his or its address for the purpose of receiving notices, demands and other communications as herein provided by a written notice given in the manner aforesaid to the other party or parties hereto.

      17. Applicable Law and Severability. This Agreement shall, in all respects, be governed by the laws of the State of California applicable to agreements executed and to be wholly performed within the State of California. Nothing contained herein shall be construed so as to require the commission of any act contrary to law, and wherever there is any conflict between any provision contained herein and any present or future statute, law, ordinance or regulation contrary to which the parties have no legal right to contract, the latter shall prevail but the provision of this Agreement which is affected shall be curtailed and limited only to the extent necessary to bring it within the requirements of the law.

      18. Attorneys' Fees. In the event any action is instituted by a party to enforce any of the terms and provisions contained herein, the prevailing party in such action shall be entitled to such reasonable attorneys' fees, costs and expenses as may be fixed by the arbitrator.

      19. Modifications or Amendments. No amendment, change or modification of this Agreement shall be valid unless in writing and signed by all of the parties hereto. Further, any amendment, change or modification of this Agreement (including but not limited to the at-will nature of this Agreement as set forth in Section 2 and Paragraph 11.1 hereof) must be approved in advance by the Board of Directors of Company and reflected in the minutes of such Board's meetings or in an action by unanimous written consent.

      20. Successors and Assigns. All of the terms and provisions contained herein shall inure to the benefit of and shall be binding upon the parties hereto and their respective heirs, personal representatives, successors and assigns.

      21. Entire Agreement. This Agreement constitutes the entire understanding and agreement of the parties with respect to the subject matter of this Agreement, and any and all prior agreements, understandings or representations are hereby terminated and canceled in their entirety and are of no further force or effect. Employee specifically acknowledges and agrees that the Company has not made any promises, assurances or guarantees regarding his employment or the Company's business or future prospects, and he has not relied on any such promises, assurances or guarantees in making his decision to become employed by the Company and relocate his residence to Southern California.


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      22. Counterparts. This Agreement may be executed in counterparts.

      23. Arbitration of Employment Disputes. Any dispute or controversy arising out of this Agreement or the employment relationship between Employee and the Company, including but not limited to, claims by Employee for wrongful termination, race discrimination, sex discrimination, age discrimination, discrimination based on nationality or religion, violation of Title VII of the Civil Rights Act of 1964, as amended, the Americans with Disabilities Act of 1990, the Age Discrimination in Employment Act of 1967, as amended, and the California Fair Housing and Employment Act, as amended, shall, at any time following the termination of Employee's employment, be submitted to final and binding arbitration that shall comply with the applicable arbitration rules of either the American Arbitration Association or the Judicial Arbitration and Mediation Service ("JAMS")/Endispute, and judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. The cost of arbitration (except for Employee's attorneys' fees and costs the payments of which shall be governed by Paragraph 18) shall be borne by the Company. The arbitration shall occur in Los Angeles, California and the parties hereby consent to the jurisdiction of the arbitrator and to service of process. The arbitrator shall issue a written opinion regarding his/her decision. EMPLOYEE HEREBY UNDERSTANDS THAT, BY SIGNING THIS AGREEMENT, HE IS AGREEING TO HAVE ANY CLAIM HEREUNDER, OR UNDER HIS EMPLOYMENT RELATIONSHIP WITH THE COMPANY, DECIDED BY NEUTRAL ARBITRATION AND IS GIVING UP THE RIGHT TO A JURY OR COURT TRIAL. NOTWITHSTANDING THE FOREGOING, NOTHING IN THIS PROVISION IS INTENDED TO AFFECT OR RESTRICT ANY RIGHTS OR REMEDIES EMPLOYEE MIGHT HAVE IF HIS CLAIMS WERE BROUGHT IN COURT.

      24. Survival of Certain Provisions. Sections 7,8,9, and 23 of this Agreement shall survive the termination hereof.

      IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.


EMPLOYEE:                                   THE COMPANY:

                                            VANS, INC.,
                                            a Delaware corporation

/s/ Arthur I. Carver
----------------------------                By: /s/ Craig E. Gosselin
Arthur I. Carver                               -------------------------
                                                  Vice President and
                                                  General Counsel
---------------------------                    -------------------------
Address                                        Title



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